Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025-1015 +1 650 614 7400 orrick.com

April 7, 2020

Cortexyme, Inc.

269 East Grand Avenue

South San Francisco, CA 94080

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Cortexyme, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 7, 2020, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement of up to 2,500,000 shares of common stock, par value $0.001 per share (the “Shares”), which Shares were issued to the Selling Stockholders pursuant to certain stock purchase agreements by and between the Company and the Selling Stockholders dated February 5, 2020.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees are correct as to questions of fact and (d) the Registration Statement has been declared effective pursuant to the Securities Act.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we

Cortexyme, Inc.

April 7, 2020

are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP